UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 7, 2001

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 5. Other Events

The following is a report about LabOne's first quarter 2001 results. Some portions of the following discussion may contain forward-looking statements as well as historical information. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward looking statements, including, but not limited to, the volume and pricing of laboratory tests performed by LabOne, competition, the extent of market acceptance of the Company's testing services in the healthcare and substance abuse testing industries, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

The year 2000 was a very exciting year for LabOne as we expanded in all three divisions of our company. We made significant inroads with our paramedical testing portion of our insurance or risk assessment division, which I will speak to further. During 2000, we signed some very important new accounts for our healthcare division, both from a managed care perspective and materially added to the number of lives represented by the Lab Card. In our substance abuse testing division, we signed a major retail testing account, which increased our testing volumes for substance abuse by 40%.

While the marketing arm of our organization was busy generating volumes to increase utilization of our capacity, the operations and information systems resources of our Company were focused on initiatives to increase efficiencies and productivity. Although these initiatives involved increases in operating expenses and capital expenditures this past year, we anticipate that the completion of these endeavors during 2001 will translate into improved financial performance.

By the end of the first quarter, we have nearly completed the national rollout of LabOne/ExamOne case management for a major U.S. life insurance company. Our paramedical revenues in the first quarter of this year increased 67% compared to the same period last year. Combined with that accomplishment, our testing volumes increased in the first quarter of this year compared to last year which included the benefit of the insurance underwriting event known as Triple X. Additionally, in the first quarter, we signed an agreement to undertake oral fluid testing for one of the largest Mexican insurers.

Substance abuse testing revenues increased 34% in the first quarter of 2001 compared to the prior year. During the first quarter, we signed an agreement to begin oral fluid based employment testing for a large retail account that is currently in its initial roll-out stages.

Revenues for the healthcare testing division increased 44% in the first quarter compared to the prior year. Currently, we are providing laboratory services for over 3 million people under the Lab Card program. We are very encouraged about the future growth in clinical reference testing as our penetration in managed care, Lab Card and clinic direct laboratory testing expands.

As mentioned, an important aspect of our performance this year will be the successful completion of a number of projects impacting operations. During the first quarter we made substantial progress on initiatives to improve productivity and reduce expenses throughout our business. We anticipate second quarter implementation of intelligent character recognition to reduce, by 25%, the data entry labor associated with the input of 37,000 forms each day. We've recently implemented interactive voice response solutions in our call centers, avoiding labor and improving response time associated with fulfilling routine requests from clients. Our clinical billing system has undergone a complete rewrite, to accommodate increased patient billing from " pull-through" volume, a by-product of increased Lab Card and managed care utilization.

Our central laboratory now performs over 45 million tests annually, resulting in economies of scale unrivaled in the industry. To capitalize, we've implemented an on-going initiative to expand our in-house "esoteric" testing platforms and invested in the highest throughput automation available for routine assays. We will take a further step in the second quarter to replace our current chemistry fleet, the largest in the U.S., with more efficient instrumentation and automation not available even a month ago. These instruments have a favorable incremental impact on operating expenses resulting from savings in labor, reagent and consumables, and maintenance downtime.

To promote the vision, we've introduced an incentive program that benefits front-line employees when they reduce expenses in their respective areas. We believe we have the finest workforce in the industry, and they are responding to the challenge. Lab One realizes more than $145,000 in sales per full-time equivalent.

Our operational mission this year is to leverage our remarkable capacity and historical capital expenditures to improve processes, reduce dependency on labor, and drive earnings.

Revenues for the first quarter 2001 were $50 million compared to $41 million for the same period last year. For this past quarter, risk assessment revenues were $32.7 million, substance abuse testing revenues were $6.5 million and healthcare testing revenues were $10.8 million. This compares to risk assessment revenues of $28.2 million, substance abuse testing revenues of $4.9 million and healthcare testing revenues of $7.5 million in the first quarter of 2000. Testing volumes increased 2% for risk assessment testing, 47% for clinical testing and 43% for substance abuse testing compared to last year. Gross profit for the quarter increased 7.6% to $15.1 million compared to $14 million in 2000. The gross profit margin for the first quarter 2001 was 30.1% compared to 34.5% in 2000. This reflects an increase in paramedical testing revenues with lower gross profit margins compared to other revenue sources.

Consolidated EBITDA was $4.7 million, which represents an increase of 15% compared to the first quarter last year. By division excluding the allocation of corporate SG&A, EBITDA declined 5% in the risk assessment division, but increased 121% for substance abuse testing and 62% for healthcare. The decline associated with risk assessment operations was associated with a larger volume of inspection reports ordered in the first quarter 2000 related to Triple X.

Working capital increased $3 million since December 31, 2000 principally because of an increase of accounts receivable associated with increased revenues. Long-term debt increased $2 million during the same time frame, reflecting the acquisition of paramedical operations in connection with our expansion for national coverage.

We are focused on improving operating efficiencies and increasing productivity and throughput. Although we are pleased with the results for the first quarter of 2001, we anticipate these improvements will translate into higher EBITDA and earnings in the ensuing quarters.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LabOne, Inc.

Date: May 9, 2001	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer

Date: May 9, 2001	By /s/ Kurt E. Gruenbacher Kurt E. Gruenbacher V.P. Finance, Chief Accounting Officer and Treasurer